Exhibit 99.1

Piedmont Office Realty Trust Declares Dividend and Reports Quarterly Financial Results

ATLANTA, August 10, 2010—Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today declared its third quarter 2010 dividend in the amount of $0.315 per share and announced its results for the quarter ended June 30, 2010.

Donald A. Miller, CFA, President and Chief Executive Officer, stated, “Our ongoing focus on leasing is evident as we increased activity during the quarter while slightly increasing our occupancy and adding to our roster of high quality tenants. The overall office market remains challenging, but we believe we are well-positioned with high quality assets and a strong, low-leverage balance sheet. In this environment, we continue to control what we can and have kept a tight rein on property operating costs. We plan to remain patient and disciplined with regard to acquisitions, but intend to take advantage of market opportunities to enhance our presence in key strategic markets.”

Dividend

On August 10, 2010, the board of directors of Piedmont declared dividends for the third quarter 2010 in the amount of $0.315 per share on all classes of outstanding common shares of Piedmont to stockholders of record for such shares as shown on the books of Piedmont as of the close of business on September 15, 2010. Such dividends are to be paid on September 22, 2010.

Results for the Second Quarter ended June 30, 2010

All prior period per share amounts have been retroactively restated to reflect the stockholder-approved recapitalization of our common stock and current period per share amounts reflect the issuance of 13.8 million shares of common stock in our recent public offering. Both the recapitalization and issuance of stock occurred during the first quarter of 2010.

Piedmont’s net income available to common stockholders was $19.6 million, or $0.11 per diluted share, for the second quarter of 2010, compared with $28.0 million, or $0.18 per diluted share for the second quarter of 2009. Excluding the previously announced $9.6 million impairment charge associated with adjusting the 111 Sylvan Avenue property to estimated fair value in anticipation of a sale, net income available to stockholders would have been $29.2 million, or $0.17 per diluted share, in the second quarter of 2010. Funds from Operations (FFO) for the quarter totaled $56.6 million, or $0.33 per diluted share. Core Funds from Operations

(which excludes the impairment charge associated with the 111 Sylvan Avenue property) totaled $66.2 million, or $0.38 per diluted share which reflects approximately $.035 in dilution related to the issuance of 13.8 million shares of common stock during first quarter of 2010 when compared to $68.5 million, or $0.43 per diluted share, in Core Funds from Operations that was earned during the second quarter of 2009. Adjusted FFO (AFFO) in the second quarter totaled $52.0 million, or $0.30 per diluted share, as compared to $59.4 million, or $0.38 per diluted share, in the second quarter of 2009.

Revenues for the quarter ended June 30, 2010 totaled $145.2 million compared to $148.0 million in the prior year period. Property operating expenses declined by 23 basis points compared to the second quarter of 2009, and general and administrative expenses remained in line with the second quarter of 2009. Same store net operating income on a cash basis was $87.6 million, down 1.9 percent from $89.3 million in the prior year period, largely attributable to a partial lease expiration and a rent abatement on a recently executed renewal lease, both in Chicago.

Leasing Update

During the second quarter of 2010, the Company executed approximately 557,000 square feet of office leases, the majority of which were completed in the Boston and Dallas markets. Roughly 377,000 square feet or 68 percent were renewals and 180,000 or 32 percent were new leases or lease expansions with existing tenants. On June 30, 2010, the Company’s office portfolio was 89.8 percent leased with a weighted average lease term remaining of 6.0 years.

The Company is actively managing its upcoming lease expirations including several large 2011 lease expirations. As previously announced, Piedmont has entered into a binding purchase and sale agreement to sell 111 Sylvan Avenue, the property with the largest 2010 expiration, and has also recently secured the renewal of State Street Bank at 1200 Crown Colony Drive, one of the largest 2011 expirations. Exclusive of the 111 Sylvan Avenue expiration, as of June 30, 2010, the Company had roughly 620,000 square feet (or 3.1 percent of rentable square footage of its office portfolio) due to expire during the remainder of 2010, with the majority of those expirations scheduled to occur towards the end of the year.

Balance Sheet and Capital Markets Activities

As of June 30, 2010, Piedmont’s total gross real estate assets were $4.5 billion with total debt of $1.4 billion. The Company’s total debt-to-gross assets ratio at the end of the quarter was 26.7 percent and its net debt (total debt less cash and cash equivalents)-to-core EBITDA ratio was 3.9 times. The Company’s fixed charge coverage ratio was 4.5 times. As of June 30, 2010, Piedmont had cash and capacity on its unsecured credit line of approximately $567 million and no debt maturities in 2010. During the quarter, the one-year extension on Piedmont’s $250 million unsecured term loan became effective, as did the swaps that the Company entered into for the extension period of the loan which effectively fix the rate on this debt at 2.36% for one year.

Subsequent Event

On August 10, 2010, Piedmont entered into a binding contract to purchase two eight-story office buildings comprised of approximately 384,000 rentable square feet located in a suburb of Minneapolis, MN (the “Meridian Crossings Buildings”). The purchase price of the Meridian Crossings Buildings is expected to be approximately $66 million, plus closing costs. The Meridian Crossings Buildings, which were completed in 1997 and 1998, are primarily leased to US Bancorp, an existing tenant within the Piedmont portfolio. The two buildings combined are approximately 96% leased. The transaction is expected to close early in the fourth quarter of 2010.

Guidance for 2010

Excluding the impairment charge related to the planned disposition set forth above, the Company reaffirms financial guidance for full-year 2010 based on management’s expectations as follows:

	Low		High
Net Income (excluding the $9.6 million impairment charge)	$117	–	$124 million
Add: Depreciation & Amortization	$152	–	$154 million
Core Funds from Operations (excludes impairment charges)	$269	–	$278 million
Core FFO per diluted share (excludes impairment charges)	$1.56	–	$1.62

Note that individual quarters may fluctuate on both a cash and accrual basis due to timing of repairs and maintenance, capital expenditures and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Wednesday, August 11th, 2010 at 10:00 am Eastern Time. Dial-in numbers are (877) 407-9039 for participants in the United States and (201) 689-8470 for international participants. The conference identification number is 353008. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. A replay of the conference call will be available until Wednesday, August 25, 2010, and can be accessed by dialing (877) 660-6853, or (201) 612-7415 for international participants, followed by account number 3055 and the conference identification number, 353008. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website.

Supplemental Information

Quarterly Supplemental Information as of and for the three and six months ended June 30, 2010 can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. is a fully-integrated and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located predominately in large U.S. office markets and leased principally to high-credit-quality tenants. Since its first acquisition in 1998, the Company has acquired $5.5 billion of office and industrial properties. Rated as an investment-grade company by Standard & Poor’s and Moody’s, the Company has maintained a low-leverage strategy while acquiring its properties.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the quality of the Company’s assets and balance sheet; the strength of the Company’s leasing portfolio and lease renewal activities; the consummation of the transaction to sell 111 Sylvan Avenue; the consummation of the transaction to purchase Meridian Crossings; and the Company’s anticipated net income, depreciation and amortization, Core FFO, and Core FFO per share (diluted) for the year ending December 31, 2010.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s real estate assets and other intangible assets; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Piedmont Office Realty Trust

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Investor Relations

800-557-4830

investor.services@piedmontreit.com

ICR Inc.

Evelyn Infurna

203-682-8346

Evelyn.infurna@icrinc.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	June 30, 2010	December 31, 2009
Assets:
Real estate assets, at cost:
Land	$641,073	$641,073
Buildings and improvements	3,612,914	3,600,406
Buildings and improvements, accumulated depreciation	(702,867)	(653,839)
Intangible lease asset	224,532	243,312
Intangible lease asset, accumulated amortization	(140,804)	(147,043)
Construction in progress	14,909	17,059
Real estate assets held for sale,net	55,000	62,559

Total real estate assets	3,704,757	3,763,527

Investment in unconsolidated joint ventures	43,005	43,940
Cash and cash equivalents	81,066	10,004
Tenant receivables, net of allowance for doubtful accounts	30,986	33,071
Straight line rent receivable	96,750	95,016
Notes receivable	60,101	58,739
Due from unconsolidated joint ventures	1,124	1,083
Prepaid expenses and other assets	24,866	21,456
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	6,467	7,205
Deferred lease costs, less accumulated amortization	176,120	180,832
Other assets held for sale	162	375

Total assets	$4,405,501	$4,395,345

Liabilities:
Lines of credit and notes payable	$1,402,525	$1,516,525
Accounts payable, accrued expenses, and accrued capital expenditures	99,819	97,747
Deferred income	33,916	34,506
Intangible lease liabilities, less accumulated amortization	54,730	60,655
Interest rate swap	742	3,866
Other liabilities held for sale	2,546	—

Total liabilities	1,594,278	1,713,299

Redeemable common stock	—	75,164

Stockholders’ equity:
Class A common stock	536	397
Class B-1 common stock	397	397
Class B-2 common stock	397	397
Class B-3 common stock	397	398
Additional paid in capital	3,659,910	3,477,168
Cumulative distributions in excess of earnings	(855,631)	(798,561)
Redeemable common stock	—	(75,164)
Other comprehensive loss	(742)	(3,866)

Piedmont stockholders’ equity	2,805,264	2,601,166
Non-controlling interest	5,959	5,716

Total stockholders’ equity	2,811,223	2,606,882

Total liabilities, redeemable common stock and stockholders’ equity	$4,405,501	$4,395,345

Net Debt (Total debt less cash and cash equivalents)	$1,321,459	$1,506,521
Total Gross Assets (1)	$5,249,172	$5,196,227

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Revenues:
Rental income	$110,623	$110,400	$221,134	$221,752
Tenant reimbursements	33,374	36,059	68,458	76,164
Property management fee revenue	705	744	1,458	1,441
Other rental income	479	782	975	781

Total revenues	145,181	147,985	292,025	300,138

Operating expenses:
Property operating costs	55,497	55,626	110,858	115,716
Depreciation	25,584	26,172	51,275	51,412
Amortization	11,004	13,695	22,390	27,136
General and administrative	7,952	8,077	14,572	15,441

Total operating expenses	100,037	103,570	199,095	209,705

Real estate operating income	45,144	44,415	92,930	90,433

Other income (expense):
Interest expense	(18,933)	(19,394)	(38,024)	(38,736)
Interest and other income	1,036	1,147	2,005	1,809
Equity in income of unconsolidated joint ventures	647	754	1,384	1,417

Total other income (expense)	(17,250)	(17,493)	(34,635)	(35,510)

Income from continuing operations	27,894	26,922	58,295	54,923

Operating income, excluding impairment loss	1,454	1,174	2,639	2,329
Impairment loss	(9,587)	—	(9,587)	—

Discontinued operations	(8,133)	1,174	(6,948)	2,329

Net income	19,761	28,096	51,347	57,252

Less: Net income attributable to noncontrolling interest	(125)	(120)	(251)	(238)

Net income attributable to Piedmont	$19,636	$27,976	$51,096	$57,014

Weighted average common shares outstanding - diluted	172,718	158,304	168,912	159,047

Net income per share available to common stockholders - basic and diluted	$0.11	$0.18	$0.30	$0.36

Reconciliation of Net Income Excluding Impairment Charge:

Net income attributable to Piedmont	$19,636	$27,976
Impairment loss	9,587	—

Net income available to stockholders, exclusive of impairment charge	$29,223	$27,976

Weighted average common shares outstanding - diluted	172,718	158,304

Net income per share available to stockholders, exclusive of impairment charge - basic and diluted	$0.17	$0.18

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Net income attributable to Piedmont	$19,636	$27,976	$51,096	$57,014

Depreciation (1) (2)	25,872	26,773	52,122	52,611
Amortization (1)	11,104	13,797	22,592	27,339

Funds from operations	56,612	68,546	125,810	136,964

Impairment loss on real estate assets	9,587	—	9,587	—

Core funds from operations	66,199	68,546	135,397	136,964

Depreciation of non real estate assets	178	154	357	306
Stock-based and other non-cash compensation expense	711	831	1,364	1,835
Loss on extinguishment of debt	—	—	—	—
Deferred financing cost amortization	696	685	1,392	1,394
Straight-line effects of lease revenue (1)	(784)	(1,227)	289	1,469
Amortization of lease-related intangibles (1)	(1,525)	(1,223)	(2,951)	(2,453)
Income from amortization of discount on purchase of mezzanine loans	(694)	(929)	(1,362)	(1,296)
Non-incremental capital expenditures (3)	(12,752)	(7,394)	(21,718)	(18,804)

Adjusted funds from operations	$52,029	$59,443	$112,768	$119,415

Weighted average common shares outstanding - diluted	172,718	158,304	168,912	159,047

Funds from operations per share (diluted)	$0.33	$0.43	$0.74	$0.86
Core funds from operations per share (diluted)	$0.38	$0.43	$0.80	$0.86
Adjusted funds from operations per share (diluted)	$0.30	$0.38	$0.67	$0.75

(1)	Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): In addition to FFO and Core FFO, we present AFFO. We calculate this measure by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income attributable to Piedmont	$19,636	$27,976	$51,096	$57,014

Non-controlling interest	125	120	251	238
Interest Expense	18,933	19,394	38,024	38,736
Depreciation	26,050	26,927	52,479	52,917
Amortization	11,104	13,797	22,592	27,339
Impairment loss on real estate assets	9,587	—	9,587	—

Core EBITDA*	85,435	88,214	174,029	176,244

General & administrative expenses	7,993	8,102	14,689	15,505
Management fee revenue	(705)	(744)	(1,458)	(1,441)
Interest and other income	(1,036)	(1,147)	(2,005)	(1,809)
Lease termination income	(479)	(782)	(975)	(781)
Lease termination expense - straight line rent & acquisition intangibles write-offs	679	174	746	174
Straight line rent adjustment	(1,462)	(1,378)	(457)	1,318
Net effect of amortization of below-market in-place lease intangibles	(1,525)	(1,247)	(2,952)	(2,477)

Core net operating income (Cash basis)*	88,900	91,192	181,617	186,733

Acquisitions	—	—	—	—
Industrial Properties	(91)	(642)	(365)	(1,282)
Unconsolidated joint ventures	(1,187)	(1,275)	(2,453)	(2,467)

Same Store NOI*	$87,622	$89,275	$178,799	$182,984

Year over year change in same store NOI	-1.9%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(1)	4.5
Annualized Core EBITDA (Core EBITDA x 4)	$341,740

(1)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization as defined above and incrementally adding back any impairment losses and other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a better measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or liquidity. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core Net Operating Income (“Core NOI”): Core NOI is defined as income from property operations with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income associated with lease terminations. We present this measure on a cash basis which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store NOI: Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year. Same Store NOI excludes amounts attributable to industrial properties. We present this measure on a cash basis which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.